UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 3)

                            Innovasive Devices, Inc.
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   45766K 10 4
            --------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

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                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 2 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Partners V, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       521,363
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   0
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        521,363

                                  8     SHARED DISPOSITIVE POWER
                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           521,363
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 2 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 3 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Interwest Management Partners V, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       521,363
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   0
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        521,363

                                  8     SHARED DISPOSITIVE POWER
                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           521,363
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 3 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 4 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Alan W. Crites
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       196
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   524,727
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        196

                                  8     SHARED DISPOSITIVE POWER
                                        524,727
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           524,923
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 4 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 5 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Philip T. Gianos
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       0
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   521,363
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        0

                                  8     SHARED DISPOSITIVE POWER
                                        521,363
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           521,363
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 5 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 6 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Wallace R. Hawley
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       267
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   524,727
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        267

                                  8     SHARED DISPOSITIVE POWER
                                        524,727
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           524,994
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 6 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 7 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Scott Hedrick
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       136
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   524,727
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        136

                                  8     SHARED DISPOSITIVE POWER
                                        524,727
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           524,863
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 7 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 8 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Stephen Holmes
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       51
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   524,727
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        51

                                  8     SHARED DISPOSITIVE POWER
                                        524,727
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           524,778
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 8 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 9 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Robert R. Momsen
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       9,698
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   524,727
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        9,698

                                  8     SHARED DISPOSITIVE POWER
                                        524,727
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           534,425
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 9 OF 14 PAGES

------------------------------------------------------------------------------------------------------------------------
                                                           13G
CUSIP NO. 45766K 10 4                                                                        PAGE 10 OF 14 PAGES
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Arnold L. Oronsky
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |_|
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
          NUMBER OF               5     SOLE VOTING POWER
           SHARES                       150
        BENEFICIALLY
          OWNED BY                6     SHARED VOTING POWER
       EACH REPORTING                   521,363
        PERSON WITH
                                  7     SOLE DISPOSITIVE POWER
                                        150

                                  8     SHARED DISPOSITIVE POWER
                                        521,363
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           521,513
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   PAGE 10 OF 14 PAGES

Item 1.

(a)      Name of Issuer:  Innovasive Devices, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         734 Forest Street
         Marlborough, MA 01752-3032

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, L.P. ("IWP V')
         InterWest Management Partners V, L.P. ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


 (d)     Title of Class of Securities:  Common Stock

 (e)     CUSIP Number:     45766K 10 4

Item 3.        Not applicable.

                               Page 11 of 14 pages

Item 4.        Ownership.

======= ============= ========== ============ ============ =========== =========== ============ ============ ============
                        IWP V
                        IMP V      Crites       Gianos       Hawley     Hedrick      Holmes       Momsen       Oronsky
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
(a)     Beneficial
        Ownership       521,363    524,923**      521,363   524,994**   524,863**    524,778**    534,425**      521,513
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
(b)     Percentage
        of Class           5.6%         5.7%         5.6%        5.7%        5.7%         5.7%         5.8%         5.6%
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
(c)     Sole Voting
        Power           521,363          196            0         267         136           51       9,698*          150
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
        Shared
        Voting Power
                              0      524,727      521,363     524,727     524,727      524,727      524,727      521,363
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
        Sole
        Dispositive
        Power           521,363          196            0         267         136           51       9,698*          150
------- ------------- ---------- ------------ ------------ ----------- ----------- ------------ ------------ ------------
        Shared
        Dispositive
        Power                 0      524,727      521,363     524,727     524,727      524,727      524,727      521,363
======= ============= ========== ============ ============ =========== =========== ============ ============ ============

*Includes options vested through 2/29/2000 representing 9,375 shares of common stock.

**Includes 3,364 shares of Issuer's Common stock held by InterWest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners.

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                              Page 12 of 14 pages

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2000


INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.                  ------------------
                                                              Alan W. Crites
       By: __________________________________________
           General Partner                                    ------------------
                                                              Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                              ------------------
By: _________________________________________________         Wallace R. Hawley
    General Partner
                                                              ------------------
                                                              W. Scott Hedrick

                                                              ------------------
                                                              W. Stephen Holmes

                                                              ------------------
                                                              Robert R. Momsen

                                                              ------------------
                                                              Arnold L. Oronsky


                              Page 13 of 14 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2000


INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.                  ------------------
                                                              Alan W. Crites
       By: __________________________________________
           General Partner                                    ------------------
                                                              Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                              ------------------
By: _________________________________________________         Wallace R. Hawley
    General Partner
                                                              ------------------
                                                              W. Scott Hedrick

                                                              ------------------
                                                              W. Stephen Holmes

                                                              ------------------
                                                              Robert R. Momsen

                                                              ------------------
                                                              Arnold L. Oronsky


                              Page 14 of 14 pages